Exhibit 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Andrea Henderson
Director of Marketing
Bank of Marin
415-884-4757 | andreahenderson@bankofmarin.com

Bank of Marin Bancorp to Webcast Q4 Earnings on
Monday, January 24 at 8:30 a.m. PT

NOVATO, CA - (January 5, 2022) - Bank of Marin Bancorp (Nasdaq: BMRC) will present its fourth quarter earnings call via webcast on Monday, January 24, 2022 at 8:30 a.m. PT/11:30 a.m. ET.

All interested parties are invited to listen to President and Chief Executive Officer Tim Myers, and Executive Vice President and Chief Financial Officer Tani Girton, who will discuss the highlights of the Company's fiscal fourth quarter, which ended December 31, 2021.

Investors will have the opportunity to listen to the webcast online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the webcast live, please go to the website at least 15 minutes early to register and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.261 billion as of September 30, 2021, Bank of Marin has 31 branches, and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, specialty lending and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has frequently been ranked one of the "Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to https://www.bankofmarin.com.